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                                                                  Exhibit 12.1


                          PRESTIGE BRANDS INTERNATIONAL
                       RATIO OF EARNINGS TO FIXED CHARGES
                     FISCAL YEAR UNLESS OTHERWISE INDICATED
                                ($ IN THOUSANDS)

                                                                               Period from          Period from
                                                                              April 1, 2003       February 7, 2004     Pro Forma
                                         2001        2002        2003      to February 6, 2004    to March 31, 2004      2004
                                       ---------   ---------   ---------   -------------------   -------------------   ---------
Pre-tax income (loss) from continuing
 operations                            $   2,391   $     938   $   6,909   $             4,077   $             2,844   $  29,818


Fixed charges:
 Interest expense                      $   2,086   $   8,847   $   9,806   $             8,195   $             1,735   $  43,434
 One third of rent expense                    84         104         113                   118                    25         263
                                       ---------   ---------   ---------   -------------------   -------------------   ---------
 Total fixed charges                       2,170       8,951       9,919                 8,313                 1,760      43,697
                                       ---------   ---------   ---------   -------------------   -------------------   ---------

Pre-tax income (loss) from
 continuing operations plus fixed
 charges                               $   4,561   $   9,889   $  16,828   $            12,390   $             4,604   $  73,515

Ratio of earnings to fixed charges           2.1         1.1         1.7                   1.5                   2.6         1.7
                                       =========   =========   =========   ===================   ===================   =========


                                             Three Months Ended
                                                  June 30,
                                       -----------------------------------
                                                                Pro Forma
                                          2003        2004         2004
                                       ---------   ---------    ----------
Pre-tax income (loss) from continuing
 operations                            $   2,198   $  (7,963)   $    (204)


Fixed charges:
 Interest expense                      $   2,171   $  11,049    $  10,819
 One third of rent expense                    36          62           62
                                       ---------   ---------    ----------
 Total fixed charges                       2,207      11,111       10,881
                                       ---------   ---------    ----------

Pre-tax income (loss) from
 continuing operations plus fixed
 charges                               $   4,405   $   3,148    $  10,677


Ratio of earnings to fixed charges           2.0       (A)           (A)
                                      ==========   =========    =========

(A) Due to the pre tax loss on an actual and pro forma basis for the three months ended June 30, 2004, the ratio coverage is less than 1:1. The dollar amount of earnings required to attain a ratio of 1:1 is $7,963 and $204 on an actual and pro forma basis, respectively.